Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS 2011 THIRD QUARTER RESULTS
Total Revenues Increase 12.4%
Third Sequential Comparable Quarter Increase in Lease Revenues and Growth Rate
Enters Two More New Markets for a Year-to-Date Total of 10
Tempe, AZ — November 3, 2011 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the third quarter and nine months ended September 30, 2011.
Third Quarter 2011 Compared to Third Quarter 2010
•	Total revenues rose 12.4% to $95.1 million from $84.6 million;

•	Leasing revenues rose 9.3% to $82.6 million from $75.6 million;

•	Lease revenues comprised 86.9% of total revenues compared to 89.3% of total revenues;

•	Sales revenues rose 41.3% to $11.7 million from $8.3 million;

•	Sales margins were 34.8% compared to 35.1%;

•	Non-GAAP EBITDA was $35.0 million, up 6.1% compared to $33.0 million;

•	Non-GAAP net income rose 55.9% to $9.5 million from $6.1 million; and

•	Non-GAAP diluted earnings per share increased 50% to $0.21 from $0.14.
Other Third Quarter 2011 Highlights
•	Free cash flow was $30.1 million;
•	Net debt was paid down by $32.1 million;
•	Yield (total lease revenues per unit on rent) increased 6.1% compared to the third quarter of 2010 and 2.9% compared to the second quarter of 2011 primarily due to an increase in trucking revenues;
•	Average utilization rate was 57.7% in the third quarter, up from 55.8% in the second quarter of 2011, and 53.3% in the third quarter of 2010; and
•	Excess availability under our revolver at September 30, 2011 increased to $445.3 million.
First Nine Months 2011 Compared to First Nine Months 2010
•	Total revenues increased 10.3% to $268.5 million from $243.3 million;

•	Leasing revenues rose 6.9% to $233.7 million and comprised 87.0% of total revenues compared to $218.7 million and 89.9% of total revenues;
•	Sales revenues rose 41.2% to $32.7 million with margins of 36.5% compared to $23.1 million with margins of 34.0%;
•	Non-GAAP EBITDA rose 4.1% to $98.9 million from $95.0 million; as a percent of total revenues, EBITDA was 36.8% compared to 39.0%;
•	Non-GAAP net income increased 48.9% to $22.9 million compared to $15.4 million;
•	Non-GAAP diluted earnings per share increased 45.7% to $0.51 from $0.35;
•	Free cash flow was $63.6 million compared to $47.6 million; and
•	Net debt was paid down by $63.3 million, after payment of a $1.1 million call premium related to the redemption of $22.3 million of MSG Senior Notes, compared to $48.8 million.

Mobile Mini, Inc. News Release	Page 2
November 3, 2011
Non-GAAP results for the third quarter ended September 30, 2011 exclude $1.1 million of start-up expenses and asset relocation costs associated with the opening of our new locations and $0.3 million related to the restructuring of our operations. Non-GAAP results for the nine months ended September 30, 2011 exclude $1.4 million of start-up expenses and asset relocation costs associated with the opening of our new locations, $1.3 million of debt restructuring expense representing the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and $0.8 million relating to the restructuring of our operations. In July 2011, the United Kingdom’s government finalized a reduction of the corporate income tax rate from the statutory rate of 27% to 26% for the remainder of 2011, and 25% beginning April 2012. This change reduced our deferred tax liability by approximately $1.0 million and is adjusted in the non-GAAP results for both the third quarter and nine months ended September 30, 2011. Non-GAAP results for third quarter and nine months ended September 30, 2010 exclude approximately $0.5 million and $3.7 million, respectively, of expenses relating to the restructuring of our operations and $0.5 million from the write-off of a portion of deferred financing costs relating to our decision to reduce our line of credit by $50.0 million. Non-GAAP reconciliation tables are on page 7, and show the effects of these expenses to comparable GAAP figures.
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “Following a strong first half, the positive momentum continued to build in the third quarter. In addition to increased sales of fleet assets, the improvement in total revenues reflects a continuation of favorable trends in utilization and yield. This is reflected in each of the three quarters of 2011 where we achieved increasing year-over-year gains in lease revenues. Specifically, 2011 first, second and third quarter lease revenues were up 3.6%, 7.6% and 9.3% over the respective 2010 quarters. Among the key factors contributing to this increase were the opening of new locations and deployment of lease assets to these and other high demand locations, the productivity and effectiveness of our National Sales Center (“NSC”) under our hybrid sales model and the improving economic picture. These factors also led to the 5.4% improvement in lease revenues in the third quarter compared to the 2011 second quarter.”
He went on to say, “Units on rent have continued to increase in both North America and Europe. Fleet utilization trends are encouraging; while average utilization was 57.7% for the third quarter, it rose to 59.5% at September 30, 2011. Similarly, we are quite pleased that yield continues upward both for comparable and sequential quarters. Yield improved 6.1% compared to last year’s third quarter and 2.9% from the immediately preceding quarter due primarily to higher trucking revenues.”
Mr. Bunger pointed out, “The operating leverage inherent in our business model, while still in force, has been somewhat tempered by several factors including our geographic expansion, increased repair and maintenance costs related to getting idle fleet ready for the upcoming holiday season and an increase in overall utilization, as well as higher year-over-year delivery revenue which is at lower margins. In addition, the full staffing of the NSC which was not complete until the end of the third quarter last year also added to our year-over-year payroll increase. For these reasons, comparable quarter non-GAAP EBITDA margins were 36.8% versus last year’s 39.0%.”

Mobile Mini, Inc. News Release	Page 3
November 3, 2011
Discussing new markets, Mr. Bunger went on to say, “Thus far this year, we have entered ten new markets through low-cost operational yards. The latest additions are in Jackson, the capital and the most populous city in the state of Mississippi and Allentown, Pennsylvania’s third most populous city. Of the eight other new markets we entered this year, all are ramping up units on lease and performing according to plan. We have plans to enter additional markets, hopefully this year but certainly in 2012, either through greenfield operational yards or through small acquisitions.”
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “As of September 30, 2011, we had generated free cash flow for 15 consecutive quarters. Third quarter free cash flow totaled $30.1 million for a year-to-date total of $63.6 million. Cash flow from operations of $30.4 million less $0.3 million in net capital expenditures enabled us to pay down an additional $32.1 million of debt in the third quarter, bringing debt pay down to $63.3 million after payment of a $1.1 million call premium related to redeeming the remaining $22.3 million of previously outstanding MSG Senior Notes. Since the acquisition of Mobile Storage Group in mid-2008, we have generated free cash flow of $242.1 million and paid down debt by $223.3 million. As a result of our senior note refinancing in November 2010, our $70.2 million debt pay down for the trailing twelve months and lower interest rates, our interest expense has been reduced by 17.8% or close to $7.7 million through the first nine months of 2011.”
Mr. Funk stated, “We are now in the midst of our seasonally strongest quarter, when utilization peaks and the operating leverage inherent in our business model is most apparent. Beyond this year, we have confidence that the actions undertaken to strengthen, grow and expand our operations within a solid, flexible financial infrastructure, should have lasting and cumulative benefits, especially during a period of economic expansion. We therefore remain confident of comparable quarter gains in revenues, lease revenues, EBITDA and net income in the final quarter and the coming year.”
EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Thursday, November 3, 2011 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

Mobile Mini, Inc. News Release	Page 4
November 3, 2011
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 237,300 portable storage containers and office units with 131 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, increase in utilization, the ability to strengthen, grow and expand our operations, and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 5
November 3, 2011
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2011	2011	2010	2010
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$82,635	$82,635	$75,599	$75,599
Sales	11,741	11,741	8,307	8,307
Other	765	765	711	711

Total revenues	95,141	95,141	84,617	84,617

Cost of sales	7,656	7,656	5,388	5,388
Leasing, selling and general expenses (2)	53,551	52,481	46,238	46,238
Integration, merger and restructuring expenses (3)	291	—	518	—
Depreciation and amortization	8,889	8,889	8,748	8,748

Total costs and expenses	70,387	69,026	60,892	60,374

Income from operations	24,754	26,115	23,725	24,243

Other income (expense):
Interest expense	(10,983)	(10,983)	(14,161)	(14,161)
Deferred financing costs write-off (4)	—	—	(525)	—
Foreign currency exchange	—	—	5	5

Income before provision for income taxes	13,771	15,132	9,044	10,087
Provision for income taxes (5)	4,040	5,603	3,575	3,976

Net income	9,731	9,529	5,469	6,111
Earnings allocable to preferred stockholders	—	—	(1,032)	(1,153)

Net income available to common stockholders	$9,731	$9,529	$4,437	$4,958

Earnings per share:
Basic	$0.22	$0.22	$0.13	$0.14

Diluted	$0.22	$0.21	$0.12	$0.14

Weighted average number of common and common share equivalents outstanding:
Basic	43,870	43,870	35,219	35,219

Diluted	44,480	44,480	43,877	43,877

EBITDA	$33,643	$35,004	$32,478	$32,996

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	In 2011, the difference primarily relates to start-up expenses and asset relocation costs associated with the opening of our new locations that are excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.

(4)	Represents that portion of deferred financing costs associated with the $50 million reduction in the ABL Credit Agreement that is excluded in the non-GAAP presentation.

(5)	Provision for income taxes in 2011 includes approximately $1.0 million tax benefit related to a statutory tax rate reduction in the United Kingdom that is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
November 3, 2011
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2011	2010	2010
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$233,736	$233,736	$218,689	$218,689
Sales	32,661	32,661	23,126	23,126
Other	2,126	2,126	1,523	1,523

Total revenues	268,523	268,523	243,338	243,338

Costs and expenses:
Cost of sales	20,745	20,745	15,266	15,266
Leasing, selling and general expenses (2)	150,267	148,866	133,360	133,090
Integration, merger and restructuring expenses (3)	762	—	3,672	—
Depreciation and amortization	26,702	26,702	26,928	26,928

Total costs and expenses	198,476	196,313	179,226	175,284

Income from operations	70,047	72,210	64,112	68,054
Other income (expense):
Interest income	—	—	1	1
Interest expense	(35,459)	(35,459)	(43,135)	(43,135)
Debt restructuring expense (4)	(1,334)	—	—	—
Deferred financing costs write-off (5)	—	—	(525)	—
Foreign currency exchange	(2)	(2)	(9)	(9)

Income before provision for income taxes	33,252	36,749	20,444	24,911
Provision for income taxes (6)	11,428	13,813	7,786	9,505

Net income	21,824	22,936	12,658	15,406
Earnings allocable to preferred stockholders	(970)	(1,160)	(2,391)	(2,890)

Net income available to common stockholders	$20,854	$21,776	$10,267	$12,516

Earnings per share:
Basic	$0.51	$0.53	$0.29	$0.36

Diluted	$0.49	$0.51	$0.29	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	40,732	40,732	35,150	35,150

Diluted	44,547	44,547	43,728	43,728

EBITDA	$96,747	$98,910	$91,032	$94,974

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)
In 2011, the difference primarily relates to start-up expenses and asset relocation costs associated with the opening of our new locations that are excluded in the non-GAAP presentation. In 2010, the difference represents costs related to one-time events that are excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation.

(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes that is excluded in the non-GAAP presentation.

(5)	Represents that portion of deferred financing costs associated with the $50 million reduction in the ABL Credit Agreement that is excluded in the non-GAAP presentation.

(6)	Provision for income taxes in 2011 includes approximately $1.0 million tax benefit related to a statutory tax rate reduction in the United Kingdom that is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
November 3, 2011

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure					Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
	Three Months Ended September 30, 2011					Three Months Ended September 30, 2010
	(in thousands except per share data)					(in thousands except per share data)
	(includes effects of rounding)					(includes effects of rounding)
		Leasing,	Integration,				Integration,
		selling and	merger and				merger and	Deferred
		general	restructuring	Income Tax			restructuring	financing costs
	Non-GAAP(1)	expenses (2)	expenses (3)	Benefit (6)	GAAP	Non-GAAP(1)	expenses (3)	write-off (5)	GAAP
Revenues	$95,141	$—	$—	$—	$95,141	$84,617	$—	$—	$84,617
EBITDA	$35,004	$(1,070)	$(291)	$—	$33,643	$32,996	$(518)	$—	$32,478
EBITDA margin	36.8%	(1.1)%	(0.3)%	—%	35.4%	39.0%	(0.6)%	—%	38.4%
Operating income	$26,115	$(1,070)	$(291)	$—	$24,754	$24,243	$(518)	$—	$23,725
Operating income margin	27.4%	(1.1)%	(0.3)%	—%	26.0%	28.6%	(0.6)%	—%	28.0%
Pre tax income	$15,132	$(1,070)	$(291)	$—	$13,771	$10,087	$(518)	$(525)	$9,044
Net income	$9,529	$(658)	$(178)	$1,038	$9,731	$6,111	$(319)	$(323)	$5,469
Diluted earnings per share	$0.21	$(0.01)	$—	$0.02	$0.22	$0.14	$(0.01)	$(0.01)	$0.12

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure						Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
	Nine Months Ended September 30, 2011						Nine Months Ended September 30, 2010
	(in thousands except per share data)						(in thousands except per share data)
	(includes effects of rounding)						(includes effects of rounding)
		Leasing,	Integration,					Leasing,	Integration,	Deferred
		selling and	merger and	Debt	Income			selling and	merger and	financing
		general	restructuring	restructuring	Tax			general	restructuring	costs
	Non-GAAP(1)	expense(2)	expense(3)	expense (4)	Benefit (6)	GAAP	Non-GAAP(1)	expenses (2)	expenses (3)	write-off(5)	GAAP
Revenues	$268,523	$—	$—	$—	$—	$268,523	$243,338	$—	$—	$—	$243,338
EBITDA	$98,910	$(1,401)	$(762)	$—	$—	$96,747	$94,974	$(270)	$(3,672)	$—	$91,032
EBITDA margin	36.8%	(0.5)%	(0.3)%	—%	—%	36.0%	39.0%	(0.1)%	(1.5)%	—%	37.4%
Operating income	$72,210	$(1,401)	$(762)	$—	$—	$70,047	$68,054	$(270)	$(3,672)	$—	$64,112
Operating income margin	26.9%	(0.5)%	(0.3)%	—%	—%	26.1%	28.0%	(0.1)%	(1.6)%	—%	26.3%
Pre tax income	$36,749	$(1,401)	$(762)	$(1,334)	$—	$33,252	$24,911	$(270)	$(3,672)	$(525)	$20,444
Net income	$22,936	$(861)	$(469)	$(820)	$1,038	$21,824	$15,406	$(166)	$(2,259)	$(323)	$12,658
Diluted earnings per share	$0.51	$(0.02)	$(0.01)	$(0.01)	$0.02	$0.49	$0.35	$—	$(0.05)	$(0.01)	$0.29

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)
In 2011, these costs primarily relate to start-up expenses and asset relocation costs associated with the opening of our new locations and expenses related to one-time events in 2010 that are excluded in the non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the non-GAAP presentation. Notes that is excluded in the non-GAAP presentation.

(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75%.

(5)	Represents that portion of deferred financing costs associated with the $50 million reduction in the ABL Credit Agreement that is excluded in the non-GAAP presentation.

(6)	Represents a statutory tax rate reduction from 27% to 25% in the United Kingdom that is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 8
November 3, 2011
This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
Non-GAAP SG&A permits a comparative assessment of our SG&A expenses by excluding certain one-time expenses to make a more meaningful comparison of our operating performance.

Mobile Mini, Inc. News Release	Page 9
November 3, 2011
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$33,643	$32,478	$96,747	$91,032
Interest paid	(9,726)	(15,098)	(33,080)	(41,000)
Income and franchise taxes paid	(129)	(87)	(719)	(736)
Share-based compensation expense	1,840	1,882	4,561	4,905
Gain on sale of lease fleet units	(3,547)	(2,684)	(10,666)	(7,161)
(Gain) loss on disposal of property, plant and equipment	(15)	3	(15)	(79)
Changes in certain assets and liabilities:
Receivables	(3,756)	(2,973)	(6,142)	(2,971)
Inventories	791	687	424	1,593
Deposits and prepaid expenses	60	598	913	2,822
Other assets and intangibles	22	(210)	(96)	(372)
Accounts payable and accrued liabilities	11,244	(558)	11,877	(5,860)

Net cash provided by operating activities	$30,427	$14,038	$63,804	$42,173

Reconciliation of net income to EBITDA and non-GAAP EBITDA:
Net income	$9,731	$5,469	$21,824	$12,658
Interest expense	10,983	14,161	35,459	43,135
Provision for income taxes	4,040	3,575	11,428	7,786
Depreciation and amortization	8,889	8,748	26,702	26,928
Debt restructuring expense	—	—	1,334	—
Debt restructuring expense	—	525	—	525

EBITDA	33,643	32,478	96,747	91,032

New location start-up costs and assets relocation expenses, and other	1,070	—	1,401	270
Integration, merger and restructuring expenses	291	518	762	3,672

Non-GAAP EBITDA	$35,004	$32,996	$98,910	$94,974

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$30,427	$14,038	$63,804	$42,173

Additions to lease fleet	(8,381)	(3,985)	(19,556)	(11,232)
Proceeds from sale of lease fleet units	9,810	7,443	27,838	20,266
Additions to property, plant and equipment	(1,793)	(1,513)	(8,593)	(3,771)
Proceeds from sale of property, plant and equipment	51	35	92	120

Net capital (expenditures) proceeds	(313)	1,980	(219)	5,383

Free cash flow	$30,114	$16,018	$63,585	$47,556

Mobile Mini, Inc. News Release	Page 10
November 3, 2011
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except par value data)
(includes effects of rounding)

	September 30,	December 31,
	2011	2010
	(unaudited)	(audited)

ASSETS

Cash	$1,006	$1,634
Receivables, net	48,850	42,678
Inventories	19,163	19,569
Lease fleet, net	1,016,214	1,028,403
Property, plant and equipment, net	80,318	80,731
Deposits and prepaid expenses	7,493	8,405
Other assets and intangibles, net	18,320	23,478
Goodwill	511,764	511,419

Total assets	$1,703,128	$1,716,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$19,836	$13,607
Accrued liabilities	51,093	49,276
Lines of credit	357,176	396,882
Notes payable	—	289
Obligations under capital leases	1,578	2,576
Senior Notes, net	349,696	371,655
Deferred income taxes	177,842	165,567

Total liabilities	957,221	999,852

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,191 outstanding at December 31, 2010, stated at liquidation preference value	—	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 47,171 issued and 44,996 outstanding at September 30, 2011 and 38,962 issued and 36,787 outstanding at December 31, 2010	472	390
Additional paid-in capital	502,227	349,693
Retained earnings	306,066	284,242
Accumulated other comprehensive loss	(23,558)	(25,987)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	745,907	569,038

Total liabilities and stockholders’ equity	$1,703,128	$1,716,317